January 25, 2012
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS FIRST QUARTER RESULTS

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. today reported net income of $67,325,000 or $0.53 per diluted share for the first quarter of fiscal 2012, compared with net income of $81,723,000, or $0.65 per diluted share in the first quarter of fiscal 2011, our all-time record earnings quarter. This compared to net income of $68,927,000, or $0.54 per diluted share, for the previous quarter.

Net revenues were $782,777,000 for the current quarter, down 4 percent from both the prior year’s quarterly net revenues of $813,829,000 and the previous quarter’s net revenue of $817,783,000.

“As mentioned previously, we started the quarter with a headwind in both Private Client Group and Asset Management, as wrap fee assets billed quarterly in advance were 6 percent lower on Oct.1 than they were July 1, said CEO Paul Reilly. “Unfortunately, we were unable to overcome that lower fee level, thus both segments trailed the previous quarter in revenues and pretax profits. On a positive note, asset levels were significantly higher on Jan. 1, which augurs well for the March quarter for this particular business segment.”

Assets under administration on Dec. 31, 2011 of $270 billion are up 3 percent over last year’s first quarter end and 5 percent over the previous quarter end. Similarly, assets under management of $35 billion were up 5 percent over last year’s first quarter and 9 percent over the previous quarter end.

“Despite an increase in lead managed deals to nine, this quarter was difficult for Equity Capital Markets as both commissions and investment banking revenues declined from the prior period,” Reilly said. “In a challenging quarter for the entire industry, we believe we performed relatively well given market conditions. The environment and results were better for the Fixed Income portion of this segment.

“Net loans at Raymond James Bank grew $467 million, or more than 7 percent, to more than $7 billion over last quarter. The bank enjoyed its second most profitable quarter ever as interest spreads held up nicely. Equally important, the entire net loan loss provision for the current quarter related to loan growth, which should help to grow earnings in future quarters.

“We are also pleased to announce that Raymond James Bank has received approval to convert to a national bank from its current thrift status. We anticipate effecting this change on Feb. 1, at which date Raymond James Financial will become a bank holding company and a financial holding company. Following the conversion, we expect approval of the acquisition of the loan portfolio of Allied Irish Bank in Canada.

“Last but certainly not least, we are excited about the strategic impact of the acquisition of Morgan Keegan, announced Jan. 11. Although still in the early days, integration discussions have gone extremely well due to the strong cultural fit and synergies between the two organizations.

“Despite uncertain market conditions, we anticipate improving results this quarter and are confident in our long-term future. We will continue to focus on our operating results while simultaneously preparing for the integration of Morgan Keegan.”

The company will conduct its quarterly conference call Thursday, Jan. 26, at 8:15 a.m. ET. For a listen-only connection, visit raymondjames.com/analystcall for a live audio webcast. The subjects to be covered may include forward-looking information. Questions may be posed to management by participants on the analyst call-in line, and in response the company may disclose additional material information.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have approximately 5,400 financial advisors serving 2 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $270 billion, of which approximately $35 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2011 annual report on Form 10-K, which is available on RAYMONDJAMES.COM and SEC.GOV.

In addition to those factors, the following factors, among others, could cause actual results to differ materially from forward-looking or historical performance:  the possibility that regulatory and other approvals and conditions to the transaction are not received or satisfied on a timely basis or at all; the possibility that modifications to the terms of the transaction may be required to obtain or satisfy such approvals or conditions; changes in the anticipated timing for closing the transaction; difficulty integrating Raymond James’ and Morgan Keegan’s businesses or realizing the projected benefits of the transaction; the inability to sustain revenue and earnings growth; changes in the capital markets; and diversion of management time on transaction related issues.

For more information, contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.

Raymond James Financial, Inc.
Unaudited Report
(in thousands, except per share amounts)

	Three months ended
	December 31, 2011	December 31, 2010	% Change	September 30, 2011	% Change
Total revenues	$798,817	$830,333	(4)%	$834,597	(4)%
Net revenues	782,777	813,829	(4)%	817,783	(4)%
Pre-tax income	110,851	130,514	(15)%	125,829	(12)%
Net income	67,325	81,723	(18)%	68,927	(2)%

Income for basic earnings per common share:
Net income attributable to RJF, Inc. common shareholders	$65,603	$78,838	(17)%	$66,955	(2)%
Income for diluted earnings per common share:
Net income attributable to RJF, Inc. common shareholders	$65,608	$78,845	(17)%	$66,959	(2)%
Earnings per common share:
Basic	$0.53	$0.65	(18)%	$0.54	(2)%
Diluted	$0.53	$0.65	(18)%	$0.54	(2)%

Non-GAAP results excluding the loss provision for auction rate securities(1):
Non-GAAP pre-tax income	$110,851	$130,514	(15)%	$122,220	(9)%
Non-GAAP net income	$67,325	$81,723	(18)%	$65,808	2%
Non-GAAP earnings per common share:
Non-GAAP basic	$0.53	$0.65	(18)%	$0.52	2%
Non-GAAP diluted	$0.53	$0.65	(18)%	$0.52	2%

(1)
The non-GAAP calculations exclude the impact of the loss provision for auction rate securities from pre-tax income for the three months ended September 30, 2011. Non-GAAP net income and earnings per common share computations also reflect adjustments to income tax expenses for the tax effect of this loss provision. The company believes that the non-GAAP measures provide useful information by excluding these items which may not be indicative of the company’s core operating results and business outlook. The company believes that GAAP measures and non-GAAP measures of the company’s financial performance should be considered together.

Balance sheet data
	December 31, 2011	September 30, 2011

Total assets	$ 18 bil.	$ 18 bil.
Shareholders’ equity	$ 2,637 mil.	$ 2,588 mil.
Book value per share	$ 21.34	$ 20.99

	Management data
	Quarter ended
	December 31, 2011	December 31, 2010	September 30, 2011	June 30, 2011

PCG financial advisors and investment advisor representatives:
United States	4,495	4,489	4,504	4,492
Canada	454	442	452	445
United Kingdom	61	59	61	60
Investment advisor representatives(1)	346	363	333	331
Total	5,356	5,353	5,350	5,328
# lead managed:
Corporate public offerings in U.S.	9	12	5	7
Corporate public offerings in Canada	6	14	3	8

Financial assets under management:
Managed accounts	$ 35 bil.	$ 33 bil.	$ 32 bil.	$ 37 bil.

Client assets under administration	$ 270 bil.	$ 262 bil.	$ 256 bil.	$ 278 bil.
Client margin balances	$ 1,521 mil.	$ 1,511 mil.	$ 1,517 mil.	$ 1,551 mil.

(1)	Investment advisor representatives with custody only relationships located in the United States and the United Kingdom.

	Three months ended
	December 31, 2011	December 31, 2010	% Change	September 30, 2011		% Change
	(in thousands)
Revenues:
Private Client Group	$528,618	$519,431	2%	$552,910		(4)%
Capital Markets	136,165	173,026	(21)%	151,146		(10)%
Asset Management	56,795	55,587	2%	57,125		(1)%
RJ Bank	77,416	77,441	-	67,616		14%
Emerging Markets	4,652	8,589	(46)%	8,184		(43)%
Securities Lending	2,442	1,750	40%	1,701		44%
Proprietary Capital	473	670	(29)%	2,694		(82)%
Other	2,661	3,403	(22)%	2,261		18%
Intersegment eliminations	(10,405)	(9,564)	(9)%	(9,040)		(15)%
Total revenues	$798,817	$830,333	(4)%	$834,597		(4)%

Pre-tax Income:
Private Client Group	$49,408	$55,740	(11)%	$63,764		(23)%
Capital Markets	10,001	24,646	(59)%	5,464		83%
Asset Management	15,813	15,594	1%	17,762		(11)%
RJ Bank	53,003	46,464	14%	42,180		26%
Emerging Markets	(2,549)	321	NM	308		NM
Securities Lending	1,206	524	130%	311		288%
Proprietary Capital	(65)	(142)	54%	1,949		(103)%
Other	(15,966)	(12,633)	(26)%	(5,909	)(1)	(170)%
Pre-tax Income	$110,851	$130,514	(15)%	$125,829		(12)%

(1)	The three months ended September 30, 2011 includes a $3.6 million pre-tax reduction of the loss provision for auction rate securities based upon actual repurchase activity.

RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
Quarter-to-Date
(in thousands, except per share amounts)

	Three months ended
	December 31, 2011	December 31, 2010		% Change	September 30, 2011	% Change
Revenues:
Securities commissions and fees	$511,334	$534,139		(4)%	$541,250	(6)%
Investment banking	39,336	58,969		(33)%	64,565	(39)%
Investment advisory fees	53,505	52,411		2%	56,681	(6)%
Interest	102,096	104,386		(2)%	95,289	7%
Account and service fees	74,010	69,285	(1)	7%	74,595	(1)%
Net trading profits (losses)	9,343	6,322		48%	(1,591)	NM
Other	9,193	4,821	(1)	91%	3,808	141%
Total revenues	798,817	830,333		(4)%	834,597	(4)%

Interest expense	16,040	16,504		(3)%	16,814	(5)%
Net revenues	782,777	813,829		(4)%	817,783	(4)%

Non-interest expenses:
Compensation, commissions and benefits	541,622	551,884		(2)%	563,538	(4)%
Communications and information processing	37,567	31,145		21%	33,924	11%
Occupancy and equipment costs	25,937	26,229		(1)%	28,458	(9)%
Clearance and floor brokerage	7,454	9,917		(25)%	8,820	(15)%
Business development	27,839	23,945		16%	23,310	19%
Investment sub-advisory fees	6,562	6,904		(5)%	7,626	(14)%
Bank loan loss provision	7,456	11,232		(34)%	5,423	37%
Loss on auction rate securities repurchased	-	-		NM	(3,609)	NM
Other	23,692	25,827		(8)%	31,611	(25)%
Total non-interest expenses	678,129	687,083		(1)%	699,101	(3)%

Income including noncontrolling interests and before provision for income taxes	104,648	126,746		(17)%	118,682	(12)%
Provision for income taxes	43,526	48,791		(11)%	56,902 (2)	(24)%
Net income including noncontrolling interests	61,222	77,955		(22)%	61,780	(1)%
Net (loss) income attributable to noncontrolling interests	(6,203)	(3,768)		(65)%	(7,147)	13%
Net income attributable to Raymond James Financial, Inc.	$67,325	$81,723		(18)%	$68,927	(2)%

Net income per common share-basic	$0.53	$0.65		(18)%	$0.54	(2)%
Net income per common share-diluted	$0.53	$0.65		(18)%	$0.54	(2)%
Weighted average common shares outstanding-basic	123,225	121,155			123,366
Weighted average common and common equivalent shares outstanding-diluted	123,712	121,534			123,771

(1)
We changed the title of what had been known as “Financial Service Fees” to “Account and Service Fees” to better reflect the nature of the revenues included within the line item description. Additionally, we reclassified certain components of revenue previously included within Other Revenues into Account and Service Fees. The most significant elements of revenue subject to this reclassification include mutual fund and annuity service fees and correspondent clearing.

(2)	Our quarterly tax provision was negatively impacted by a significant decline in value of the nontaxable COLI investment.

Raymond James Bank Segment Data:

$ in thousands UNAUDITED	Three months ended
	12/31/2011		12/31/2010		% Change	09/30/2011	% Change
Net Interest Income	$72,729		$74,353	(2)	(2)%	$65,063	12%
Net Revenues(1)	$75,052		$73,482	(2)	2%	$64,514	16%
Loan Loss Provision Expense	$7,456		$11,232		(34)%	$5,423	37%
Pre-tax Income	$53,003		$46,464	(2)	14%	$42,180	26%
Net Charge-offs	$5,697		$12,292		(54)%	$5,479	4%
Net Interest Margin (% Earning Assets)	3.21%		3.70	%(2)	(13)%	2.87%	12%
Adjusted Net Interest Margin(3)	3.60%					3.35%	7%
Net Interest Spread (Interest-Earning
Assets Yield – Cost Of Funds)	3.20%		3.67	%(2)	(13)%	2.85%	12%
Adjusted Net Interest Spread(3)	3.59%					3.33%	8%

	As of		As of
	12/31/2011		09/30/2011
Total Assets(4)	$8,794,499		$8,993,127
Total Loans, Net	$7,015,204		$6,547,914
Total Deposits(4)	$7,707,869		$7,990,474
Available for Sale (AFS) Securities, at Fair Value	$296,840		$324,607
Net Unrealized Loss on AFS Securities,
Before Tax	$(50,130)		$(46,469)
Total Capital (to Risk-Weighted Assets)	14.3	% (5)	13.7%
Tier I Capital (to Adjusted Assets)	11.4	% (5)	10.3%
Commercial Real Estate (CRE) and
CRE Construction Loans(6)	$831,708		$771,976
Commercial and Industrial Loans(6)	$4,604,548		$4,191,422
Residential Mortgage/Consumer Loans(6)	$1,765,920		$1,766,188
Allowance for Loan Losses	$147,503		$145,744
Allowance for Loan Losses (as % of Loans)	2.06%		2.18%
Nonperforming Loans(7)	$111,523		$133,323
Other Real Estate Owned	$12,289		$14,572
Total Nonperforming Assets(8)	$123,812		$147,895
Nonperforming Assets (as % of Total Assets)	1.41%		1.64%
Total Criticized Loans(9)	$488,851		$484,186
1-4 Family Residential Mortgage Loans over
30 days past due (as % Residential Loans)	4.40%		4.32%

(1)	Net Revenues equal gross revenue, which includes interest income and non-interest income (including securities losses), less interest expense.
(2)
Net Revenues, Net Interest Income and Pre-tax Income were positively impacted by a $6.4 million correction during the quarter of an accumulated interest income understatement in prior periods related to purchased residential mortgage loan pools. This adjustment increased both Net Interest Margin and Net Interest Spread by 0.09% for the quarter ended December 31, 2010.

(3)
Excludes the impact of excess RJBDP deposits held during the quarter. These deposits arise from higher cash balances in firm client accounts due to the market volatility, thus exceeding the RJBDP capacity at outside financial institutions in the program. These deposits were invested in short term liquid investments producing very little interest rate spread.

(4)	Includes the impact of affiliate deposits.
(5)	Estimated for the current quarter.
(6)	Outstanding loan balances are shown gross of unearned income and deferred expenses and include any held for sale loans in the respective loan category.
(7)	Nonperforming Loans includes 90+ days Past Due plus Nonaccrual Loans.
(8)	Includes Nonperforming Loans and Other Real Estate Owned.
(9)
Represents the loan balance for all loans in the Special Mention, Substandard, Doubtful and Loss classifications as utilized by the banking regulators. In accordance with its accounting policy, RJ Bank does not have any loan balances within the Loss classification as loans or a portion thereof, which are considered to be uncollectible, are charged-off prior to the assignment to this classification.

Asset Quality

During the quarter, the Allowance for Loan Losses (ALL) as a percentage of total loans decreased from 2.18% to 2.06%, as the allowance increased slightly while loan balances grew by almost $500 million. Total net loan charge-offs for the current quarter increased slightly to $5.7 million, compared to the prior quarter’s $5.5 million. Net charge-offs in the corporate loan portfolio totaled $2.7 million compared to $0.6 million in the prior quarter. The remaining $3 million in net charge-offs were taken on residential mortgage and consumer loans, which was a decrease of $1.9 million compared to the prior quarter. Loan loss provision expense for the current quarter increased to $7.5 million, compared to the previous quarter’s provision expense of $5.4 million. However, the driver for increased reserves is the result of significant loan growth during the quarter rather than criticized loan activity. The percentage of over 30 day past-due residential mortgage loans increased during the current quarter, with delinquencies rising to 4.40% from 4.32% in the prior quarter. Total nonperforming loans decreased by $21.8 million during the current quarter compared to the prior quarter’s decrease of $6.7 million. Improvement was primarily in the corporate loan portfolio. Other Real Estate Owned (OREO) balances decreased during the current quarter to $12.3 million from $14.6 million. The reduction was driven by the sale of corporate OREO.

Credit Risk Concentrations:
	As of		As of
	12/31/2011		09/30/2011
1-4 Family Mortgage	3.2% CA(1)		3.3% CA(1)
Geographic Concentration	2.7% FL		2.6% FL
(top 5 states, dollars	1.9% NY		1.9% NY
outstanding as a	1.1% NJ		1.1% NJ
percent of Total Assets)	0.9% VA		0.9% VA
Corporate Loan Industry	4.3%	Telecommunications	4.2%	Telecommunications
Concentration (top 5	4.1%	Consumer products and services	3.4%	Consumer products and services
industries, dollars	3.5%	Pharmaceuticals	2.9%	Media
Outstanding as a percent	3.2%	Hospitals	2.9%	Pharmaceuticals
of total assets)	3.1%	Technology	2.6%	Healthcare providers (non-hospital)

(1)	This concentration ratio for the state of CA excludes 2.2% at 12/31/11 and 1.9% at 9/30/11 for purchased loans that have full repurchase recourse for any delinquent loans.